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                                EXHIBIT 1(1)(B)
                  Resolution establishing the GVUL Segment of
             Massachusetts Mutual Variable Life Separate Account I


FEBRUARY 11, 1997

VOTED:

That in connection with the development of a new group variable universal life insurance product (the "GVUL Policy"), the Company establish a segment of Massachusetts Mutual Variable Life Separate Account I (the "Separate Account") in order to invest contributions received under the GVUL Policy; that the appropriate officers of the Company be, and each acting singly hereby is, authorized to execute all documents or take any other action which said officer deems necessary or advisable in order to permit the sale of the GVUL Policy, including the filing of registration statements or amendments thereto with the United States Securities and Exchange Commission or other appropriate regulatory authorities; and that the chief executive officer or the chief operating officer of the Company be, and each acting singly hereby is, authorized to establish additional segments of the Separate Account or further divide any segment of the Separate Account into additional divisions, as such officer in his discretion deems necessary or appropriate.

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